Ex 99.2

AMENDMENT TO

BSC ND MR PROJECT MANAGEMENT AND BUSINESS DEVELOPMENT AGREEMENT

THIS AMENDMENT (the “Amendment”) amends that certain project management and business development agreement entered into between Blue Sphere Corporation, a Nevada company (the “Company”) and Mark Radom, an individual residing in Israel (“MR”), dated February 22, 2010 (the “Agreement”) and is made this 25h day of July 2011 (the “Effective Date”).

NOW THEREFORE THIS AMENDMENT WITNESSES that, in consideration for the promises and the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE 1

ADDITION OF SECTION 1.8 TO THE AGREEMENT

1.1	The following provision shall be added to the Agreement as Section 1.8:

“In lieu of an increase to MR’s compensation and in order to reward MR for sourcing a great deal of business for the Company and to incentivize MR to continue to do so in his capacity as Chief Carbon Officer, MR shall receive additional compensation in the form of a stock issuance of four million five hundred thousand (4,500,000) ordinary shares of the Company’s common stock (the “Shares”).  All of the Shares will be restricted for a period of twenty-four (24) months from issuance and will be held in Escrow for a period of 24 months from date of issuance.

In case that MR ceases to work for the Company earlier than 24 months from the date of issuance, only a portion of the shares issued for MR will be remain. This will be calculated portion on a pro-rata basis according to the number of months MR worked for the company out of the 24 months from the issuance date. The rest of the shares issued for MR and held in escrow will be returned to the Company.

Nonetheless, all of the Shares held in escrow for MR shall grant MR full voting powers from the date of issuance.

ARTICLE 3

NO FURTHER CHANGES

3.1           Other than the specific amendment agreed upon herein, all other terms of the Employment Agreement shall remain unchanged, shall be in full force and effect, and shall govern this Amendment.

ARTICLE 4

COUNTERPARTS

4.1           This Amendment may be executed in counterparts, which taken together shall constitute a single document.

IN WITNESS WHEREOF the parties hereto have executed this Amendment effective as of the date and year first above written.

Name: Shlomo Palas	Name: Mark Radom
Title: Chief Executive Officer	Title: Chief Carbon Officer